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                                                                    EXHIBIT 99.1

                                                                        CONTACT:
                                                    VINOD GUPTA - Chairman & CEO
                                       PHONE: (402)593-4511 o FAX: (402)339-0265
                                                         E-MAIL: vin@infoUSA.com

                                           LAUREL GOTTESMAN - Cameron Associates
                                       PHONE: (212)245-8800 o FAX: (212)245-4165
                                                 E-MAIL: laurel@cameronassoc.com

                                    SHELLY VAUGHN - Director, Investor Relations
                                       PHONE: (402)593-4511 o FAX: (402)339-0265
                                                          E-MAIL: ir@infoUSA.com



                infoUSA COMPLETES PURCHASE OF DONNELLEY MARKETING


         FIRST DATA CORPORATION'S PRESIDENT AND COO JOINS infoUSA BOARD

(OMAHA, NE) -- infoUSA (NASDAQ: IUSAA) (NASDAQ: IUSAB) announced today that it had completed its purchase of Donnelley Marketing, a division of First Data Corporation (NYSE: FDC), for approximately $200 million in cash. Donnelley Marketing has been in operation for over 75 years, and is a leading consumer database and database marketing company with annual revenues of approximately $90 million. The company also announced the appointment Charles Fote, president and chief operating officer of First Data Corporation, to its board of directors.


"Donnelley Marketing adds a new dimension to our existing business and enables us to provide more products and services to our two million plus customers," stated Vinod Gupta, chairman and chief executive officer of infoUSA. "This business combination has created one of the world's premier marketing information and services companies, blending Donnelley's significant presence in consumer database and database marketing operations with infoUSA's comprehensive business database. The merger makes for an exciting opportunity to create complete solutions that combine business and consumer content and database marketing services for our customers."


Fote said, "This new relationship makes strategic sense for each of the companies, and, most important, our clients." As part of the transaction, First Data will become a major customer of infoUSA's. "Information continues to be an important part of First Data's overall strategy to provide value-added services to clients. By combining the complementary database services of Donnelley Marketing with infoUSA, and developing a long-term partnership with infoUSA, we are enhancing our access and ability to use information on our client's behalf," remarked Fote.


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InfoUSA, founded in 1972, is the leading provider of business and consumer information products and database marketing services. The infoUSA databases power the directory services of the top traffic-generating Internet sites including InfoSpace (Nasdaq: INSP), Yahoo! (Nasdaq: YHOO), Microsoft (Nasdaq:
MSFT) and AOL (Nasdaq: AOL). The company has partnership agreements with several Internet companies, including Mapquest.com (Nasdaq: MQST), DoubleClick (Nasdaq:
DCLK), Network Solutions (Nasdaq: NSOL), USWeb/CKS (Nasdaq: USWB), Dell (Nasdaq:
Dell) and Zip2 (a division of Compaq). Nearly two million customers use the products and services for direct marketing, telemarketing, marketing planning, lead generation, sales planning, customer analysis and credit reference. Headquarters are located at 5711 South 86th Circle, PO Box 27347 Omaha, Neb., 68127-0347. infoUSA Inc. can be contacted at (402)593-4500.


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